UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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NRG Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 16, 2007

Dear Stockholder:

We are pleased to invite you to attend NRG Energy, Inc.’s Annual Meeting of Stockholders, which will be held on Wednesday, April 25, 2007, at 9:30 a.m. Eastern Time at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A report on Company operations and a discussion of our plans will be made at the meeting and there will be time for your questions and comments.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by completing and mailing a proxy card as set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

Thank you for your ongoing interest and investment in NRG Energy, Inc.

Sincerely,

Howard E. Cosgrove Chairman of the Board	David Crane President and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT MARCH 16, 2007.

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:30 a.m. Eastern Time on Wednesday, April 25, 2007

PLACE	Hotel du Pont 11th and Market Streets Wilmington, Delaware

ITEMS OF BUSINESS	(1) To elect four Class I directors.
(2) To ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm.
(3) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on Monday, March 12, 2007.

ANNUAL REPORT	Our 2006 Annual Report, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail.

For specific instructions, please refer to the information on page 2 of this Proxy Statement and the voting instructions on the proxy card.

By Order of the Board of Directors

Tanuja M. Dehne
Corporate Secretary

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PROXY STATEMENT

The Board of Directors (the “Board”) of NRG Energy, Inc. (“NRG” or the “Company”) is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a Proxy Statement because you own shares of NRG’s Common Stock, par value $.01 per share (the “Common Stock” or “Common Shares”) and/or shares of NRG’s 4% Convertible Perpetual Preferred Stock (the “4% Preferred Stock” or “4% Preferred Shares”) that entitle you to vote at the meeting. Holders of NRG’s 3.625% Convertible Perpetual Preferred Stock and NRG’s 5.75% Mandatory Convertible Preferred Stock are not entitled to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors, to ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm, and to conduct such other business as may properly come before the Annual Meeting. Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, either of the persons named as proxy holders — David Crane and Tanuja M. Dehne — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Annual Meeting Admission

Stockholders of NRG may attend the Annual Meeting. However, only stockholders who owned Common Stock or 4% Preferred Stock at the close of business on March 12, 2007, the record date, or their duly appointed proxies, are entitled to vote at the meeting. Proof of ownership of NRG stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. Under NRG’s Bylaws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at a meeting must be represented in person or by proxy at the meeting. Both abstentions and broker nonvotes, if any, are counted as present for determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote such shares. Brokers who do not receive instructions are entitled to vote on the election of directors and the ratification of the appointment of the independent auditors.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on March 12, 2007 are entitled to vote at the Annual Meeting. As of the record date, 137,391,492 shares of Common Stock and 420,000 shares of 4% Preferred Stock were issued and outstanding. Each holder of NRG’s Common Stock and 4% Preferred Stock is entitled to one vote per share.

Many NRG stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

* Stockholder of Record — If your shares are registered directly in your name with NRG’s transfer agent, Bank of New York, N.A., you are considered the stockholder of record of those shares and these proxy materials are being sent to you by NRG. As the stockholder of record, you have the right to grant your voting proxy directly to NRG or to vote in person at the meeting.

* Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

Required Vote

Director Nominees — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. Broker nonvotes, if any, will not be counted as having been voted and, thus, will have no effect on the outcome of the vote on the election of directors.

Ratification of the Appointment of the Independent Auditors — This proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker nonvotes, if any, will have no effect on the outcome of the vote on this proposal.

Voting Methods

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker, trustee, or nominee. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommended. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by April 25, 2007, the meeting date.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

Counting the Vote

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. For the other proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Representatives of Bank of New York, N.A., NRG’s transfer agent, will tabulate the votes and act as the inspectors of election.

Confidentiality

Stockholder proxies, ballots, and tabulations that identify stockholders are confidential. They will not be available for examination, nor will the identity or vote of any stockholder be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to NRG management.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540, by contacting the Corporate Secretary.

Cost of Proxy Solicitation

NRG will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of stock.

Transfer Agent

Our transfer agent is The Bank of New York. All communications concerning stockholder inquires can be handled by contacting The Bank of New York, Investor Services Department, P.O. Box 11258, New York, NY 10286-1258, 1-800-524-4458. Outside the U.S. and Canada 1-212-815-3700 and Hearing Impaired — TTY Phone 1-888-269-5221. E-mail address is: shareowners@bankofny.com. Website is: https://www.stockbny.com. Send certificates for transfer and address changes to: Receive and Deliver Department, P.O. Box 11002, New York, NY 10286-1002.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that, along with the Amended and Restated Certificate of Incorporation, the Bylaws and the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our website at http://www.nrgenergy.com/investor/corpgov/.htm, along with the charters of our Audit, Compensation, and Governance and Nominating committees and our Code of Conduct. The Corporate Governance Guidelines, the charters of all of our Board committees and our Code of Conduct are available in print to any stockholder who requests them.

Director Independence

The Board is made up of a majority of independent directors. An “independent” director is a director who meets the criteria for independence as required by the applicable law and the New York Stock Exchange (“NYSE”) listing standards and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the listing standards of the NYSE, with the exception of David Crane, President and Chief Executive Officer, and Paul Hobby, whose sister-in-law is a current partner at KPMG LLP, the Company’s independent registered public accounting firm. William Hantke serves as director of Process Energy Solutions, which is one of many advisors to the Company on development projects; Maureen Miskovic serves as a director of State Street Corporation, a shareholder of NRG; and Thomas Weidemeyer serves as a director of Waste Management, Inc., a service provider to the Company as part of the ordinary course of business. The Board has evaluated the business relationships between the Company and each of these companies and has concluded that each business relationship is immaterial and does not interfere with Mr. Hantke’s, Ms. Miskovic’s or Mr. Weidemeyer’s exercise of independent judgment on the Board or on the Audit Committee, in the case of Mr. Hantke. Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Company’s Corporate Governance Guidelines (available on the Company’s website) and the NYSE listing standards, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Board Structure and Committee Membership

The Board is set at 12 directors. The Board is divided into three classes, approximately equal in number, serving staggered three-year terms.

The Board presently has the following five Committees: Audit, Compensation, Governance and Nominating, Commercial Operations Oversight and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee. The membership and the functions of each Committee are described below.

			Governance				Commercial
			and				Operations		Nuclear
Name of Director	Audit		Nominating		Compensation		Oversight		Oversight

Howard E. Cosgrove(1)									X	(2)
John F. Chlebowski	X	(2)							X
Lawrence S. Coben					X	(2)			X
David Crane									X
Stephen L. Cropper							X	(2)	X
William E. Hantke	X								X
Paul W. Hobby							X		X
Maureen Miskovic							X
Anne C. Schaumburg	X								X
Herbert H. Tate			X						X	(3)
Thomas H. Weidemeyer			X		X				X
Walter R. Young			X	(2)	X				X

X = Committee Member

(1) Chairman of the Board

(2) Committee Chair

(3) Chair of the Nuclear Oversight Subcommittee

Board Meetings

During 2006, the Board held 13 meetings. During 2006, no director attended less than 75% of the total of the Board meetings and the meetings of the committees upon which he or she served. In calendar year 2007, the Board has held one meeting through March 12, 2007.

The Company’s Corporate Governance Guidelines provide that the nonmanagement directors meet in executive session periodically following Board meetings. The Company’s nonexecutive Chairman, Howard Cosgrove, presides at these sessions.

Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors, except Lawrence Coben and Stephen Cropper, attended the 2006 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent auditors, the performance of the Company’s internal audit function, and effectiveness of the Company’s financial risk management. Among other things, the Committee:

•	Appoints, retains, oversees, evaluates, and compensates the independent auditors;

•	Reviews the annual audited and quarterly consolidated financial statements;

•	Reviews major issues regarding accounting principles and financial statement presentations;

•	Reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

•	Reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

•	Considers the adequacy and effectiveness of the Company’s internal control and reporting system;

•	Discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the effectiveness of the Company’s system for monitoring compliance with laws and regulations, and reviews the Company’s tax policies and findings of regulatory agencies and independent auditors;

•	Reports regularly to the Board regarding its activities and prepares and publishes required annual committee reports;

•	Establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters; and

•	Annually evaluates the performance of the Audit Committee and the adequacy of its charter.

The Board has determined that all Audit Committee members are independent under the New York Stock Exchange definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that John Chlebowski and William Hantke qualify as “audit committee financial experts” within the meaning of Securities and Exchange Commission (“SEC”) regulations. In calendar year 2006, the Audit Committee held eight meetings. In calendar year 2007, the Audit Committee has held two meetings through March 12, 2007.

Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs. Among other things, the Committee:

•	Reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and the Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee or together with the other independent directors, determines and approves the President and the Chief Executive Officer’s compensation;

•	Reports to the Board the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers’ performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

•	Reviews and recommends to the Board the compensation, incentive-compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves stock option and other stock incentive awards for executive officers other than for the President and Chief Executive Officer;

•	Makes recommendations regarding, and monitors compliance by officers and directors with, the Company’s stock ownership guidelines;

•	Reviews the compensation of directors for service on the Board and its committees;

•	Reviews and approves employment agreements and severance arrangements, benefits plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than for the President and Chief Executive Officer;

•	Reviews and discusses with management the Compensation Discussion and Analysis, or the CD&A, to be included in the Company’s proxy statement or annual report on Form 10-K and based on such review and discussions recommends to the Board that the CD&A be included in the Company’s proxy statement or annual report on Form 10-K.

•	Reviews and oversees the Company’s overall compensation strategy, structure, policies and programs, and assesses the compensation structure’s establishment of appropriate incentives for management and employees; and

•	Annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

The Compensation Committee has retained Mercer Human Resources Consulting, referred to as Mercer, to provide it with market information, analysis and guidance in the development and assessment of NRG’s executive compensation program. For a more detailed discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer and director compensation, including the role of the executive officers and Mercer in determining and recommending the amount or form of compensation, please see the CD&A included in this Proxy Statement.

The Board has determined that all Compensation Committee members are independent under the listing standards of the New York Stock Exchange, and that they are “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). In calendar year 2006, the Compensation Committee held seven meetings. In calendar year 2007, the Compensation Committee has held one meeting through March 12, 2007.

Governance and Nominating Committee

The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Company’s Corporate Governance Guidelines and recommends changes to the Board. Among other things, the Committee also:

•	Identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

•	Establishes and reviews procedures for the consideration of Board candidates recommended by the Company’s stockholders;

•	Makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

•	Reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

•	Reviews and recommends to the Board retirement and other tenure policies for directors;

•	Reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

•	Reviews and reports to the Board regarding potential conflicts of interests of directors;

•	Recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	Oversees the evaluation of the Board, its committees and management and annually reviews the Company’s senior management succession plans;

•	Monitors directorships in other public companies held by directors and senior officers of the Company; and

•	Annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the New York Stock Exchange. In calendar year 2006, the Governance and Nominating Committee held six meetings. In calendar year 2007, the Governance and Nominating Committee has held one meeting through March 12, 2007. The Board and each of the Audit Committee, Compensation Committee, Commercial Operations Oversight Committee, and Nuclear Oversight Subcommittee conduct annual self-evaluations to assess their effectiveness and review their Charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates the annual evaluations.

The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Guidelines provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The Governance and Nominating Committee’s process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

The Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee’s consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2008 Annual Meeting of Stockholders must be received by November 15, 2007 and must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company’s stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate’s written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

Alternatively, as discussed under “Requirements for Submission of Stockholder Proposals for Next Year’s Annual Meeting,” stockholders intending to appear at the 2008 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company’s Bylaws, a copy of which is available upon request to our Corporate Secretary.

Commercial Operations Oversight Committee

The Commercial Operations Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company. The Commercial Operations Oversight Committee consists of at least three directors, a majority of which must be independent, as defined under the listing standards of the New York Stock Exchange and as affirmatively determined to be “independent” by the Board. No member of the Commercial Operations Oversight Committee may be removed except by majority vote of the independent directors then in office.

The Commercial Operations Oversight Committee’s duties and responsibilities consist of the following:

•	Providing Board oversight of the trading and power marketing of the Company;

•	Reviewing, advising and consulting with management and the Audit Committee regarding the Company’s risk management policies, practices and procedures;

•	Approving as appropriate, the Company’s power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

•	Annually evaluating the performance of the Committee and the appropriateness of the Committee’s charter; and

•	Performing such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

In calendar year 2006, the Commercial Operations Oversight Committee held six meetings. In calendar year 2007, the Commercial Operations Oversight Committee has held one meeting through March 12, 2007.

Nuclear Oversight Committee

The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company’s ownership and operation, directly or indirectly, of its undivided interests in nuclear power plant facilities as the Company may hold from time to time. The Nuclear Oversight Committee consists of all of the members of the Board who are citizens of the United States of America and who otherwise meet the requirements of applicable law to serve on the Committee, a majority of which shall be independent, as defined under the listing standards of the New York Stock Exchange and as affirmatively determined to be “independent” by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee in April 2006 to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. The Nuclear Oversight Subcommittee consists of Herbert Tate (Chair of the subcommittee), Paul Hobby and Anne Schaumburg.

In calendar year 2006, the Nuclear Oversight Committee held one meeting. In calendar year 2007, the Nuclear Oversight Committee has held one meeting through March 12, 2007. In calendar year 2006, the Nuclear Oversight Subcommittee held three meetings. In calendar year 2007, the Nuclear Oversight Subcommittee has held one meeting through March 12, 2007.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (the “Policy”). The Policy operates in conjunction with NRG’s Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).

A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee’s guidelines. The Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

There were no Related Person Transactions for the year ended December 31, 2006.

Communication with Directors

Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

The terms of the four Class I directors will expire at the 2007 Annual Meeting. The Class I directors elected at the 2007 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2010 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). There are no family relationships among the Company’s executive officers and directors.

Each of the nominees for director have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies will vote your proxy for another candidate or candidates as may be nominated by the Board.

Nominees for Director (Class I Directors)

David Crane
Age 48
Nuclear Oversight Committee

Mr. Crane has served as the President, Chief Executive Officer and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999.

Stephen L. Cropper
Age 57
Commercial Operations Oversight Committee (Chair)
Nuclear Oversight Committee

Mr. Cropper has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Cropper spent 25 years with The Williams Companies Inc., an energy company, before retiring in 1998 as President and Chief Executive Officer of Williams Energy Services. Mr. Cropper is a director of Berry Petroleum Company, Sunoco Logistics Partners L.P., Rental Car Finance Corporation, a subsidiary of Dollar Thrifty Automotive Group, Inc., Wawa, Inc. and QuikTrip Corporation.

Maureen Miskovic
Age 49
Commercial Operations Oversight Committee

Ms. Miskovic has been a director of NRG since September 2005. She currently serves as Chairman of Eurasia Group, a research and consulting firm focusing on political-risk analysis and industry research for global markets, where she oversees the firm’s continued expansion and serves as chief advisor for the company’s political risk services. Ms. Miskovic joined Eurasia Group in September 2002 after six years with Lehman Brothers, where she was Managing Director and Chief Global Risk Officer. Prior to joining Lehman Brothers, Ms. Miskovic was Treasurer at Morgan Stanley in London and before that she held various positions with SG Warburg and Company, also in London. Ms. Miskovic is a director of State Street Corporation.

Thomas H. Weidemeyer
Age 59
Compensation Committee
Governance and Nominating Committee
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co. and Waste Management, Inc.

The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees. Proxies solicited by the Board will be voted “FOR” each of the nominees unless a contrary vote is specified.

Directors Continuing in Office

Information regarding NRG’s directors continuing in office is provided below.

Class II Directors (Terms expire in 2008)

Lawrence S. Coben
Age 48
Compensation Committee (Chair)
Nuclear Oversight Committee

Mr. Coben has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. He is currently Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a privately held company since June 2006, and Tremisis Energy LLC. He was Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Mr. Coben was an independent consultant. From 1994 to 1996, Mr. Coben was Chief Executive Officer of Bolivian Power Company.

Paul W. Hobby
Age 46
Commercial Operations Oversight Committee
Nuclear Oversight Committee and Nuclear Oversight Subcommittee

Mr. Hobby has been a director of NRG since March 8, 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 2000. In that capacity, he serves as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of EGL, Inc. and Stewart Information Services Corporation (Stewart Title).

Herbert H. Tate
Age 54
Governance and Nominating Committee
Nuclear Oversight Committee and Nuclear Oversight Subcommittee (Chair)

Mr. Tate has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Tate was Corporate Vice President, Regulatory Strategy of NiSource, Inc. from July 2004 to April 2006. He was Of Counsel of Wolf & Samson P.C., a law firm, from September 2002 to July 2004. Mr. Tate was Research Professor of Energy Policy Studies at the New Jersey Institute of Technology from April 2001 to September 2002 and President of New Jersey Board of Public Utilities from 1994 to March 2001. Mr. Tate is also a director of IDT Capital, Inc. and IDT Spectrum, Inc. Previously, Mr. Tate was a member of the Board of Directors for Central Vermont Public Service from April 2001 to June 2004, where he was a member of the Audit Committee. He has also been on the Board of Directors of the Environmental Law Institute since 2002.

Walter R. Young
Age 62
Governance and Nominating (Chair)
Compensation Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

Class III Directors (Terms expire in 2009)

John F. Chlebowski
Age 61
Audit Committee (Chair)
Nuclear Oversight Committee

Mr. Chlebowski has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and cofounder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed by GATX Terminals Corporation, a subsidiary of GATX Corporation, as President and Chief Executive Officer from 1994 until 1997. Mr. Chlebowski is a director of Laidlaw International Inc.

Howard E. Cosgrove
Age 63
Chairman of the Board
Nuclear Oversight Committee

Mr. Cosgrove has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization, and Chairman of the Board since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves as Chairman of the Board of Trustees at the University of Delaware.

William E. Hantke
Age 59
Audit Committee
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 8, 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX, Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke is on the Board of NTR Acquisition Co. and Process Energy Solutions, a non-public alternative energy company.

Anne C. Schaumburg
Age 57
Audit Committee
Nuclear Oversight Committee and Nuclear Oversight Subcommittee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was at Credit Suisse First Boston in the Global Energy Group, where she last served as Managing Director. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year 2007 at a meeting held in late April. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Audit Committee first engaged KPMG LLP as the Company’s independent registered public accounting firm on May 24, 2004.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted “FOR” ratification unless a contrary vote is specified.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified.

David Crane
Age 48
President and Chief Executive Officer

For biographical information for David Crane, see “Nominees for Director.”

Robert C. Flexon
Age 48
Executive Vice President and Chief Financial Officer

Mr. Flexon has been Executive Vice President and Chief Financial Officer of NRG since March 2004. In this capacity, he manages NRG’s corporate finance, accounting, tax, risk management, and overall internal control program. Prior to joining NRG, from June 2000 to March 2004, Mr. Flexon was Vice President, Corporate Development & Work Process and Vice President, Business Analysis and Controller of Hercules, Inc. Mr. Flexon also held various financial management positions from 1987 to June 2000, including General Auditor, Franchise Manager and Controller, during his 13 years with Atlantic Richfield Company. Mr. Flexon began his career with the former Coopers & Lybrand public accounting firm.

Jeffrey M. Baudier
Age 39
Senior Vice President and Regional President, South Central Region

Mr. Baudier was named Senior Vice President and Regional President, South Central Region in December 2006. He manages the asset portfolio for this region and most recently served as its General Counsel, a position he held since April 2005. Prior to joining NRG, Mr. Baudier was a Special Counsel and Partner from March 2001 to March 2005 with the New Orleans-based law firm Jones Walker. In private practice he represented public and closely-held companies in transactions and dispute resolution related to various aspects of the energy industry. Mr. Baudier also served from May 1993 to October 1998 and again from March 2000 to March 2001 as a Senior Attorney at Texaco, Inc., focusing on oil and gas exploration and development projects both domestically and abroad. From November 1998 to February 2000, he practiced with the Lafayette, Louisiana law firm of Caffery, Oubre, Dugas and Campbell.

John P. Brewster
Age: 53
Executive Vice President, Development Engineering, Procurement and Construction

Mr. Brewster has been Executive Vice President, Development Engineering, Procurement and Construction for NRG since December 2006. Prior to this position he served as Executive Vice President, International Operations and President South Central Region, a position he held since March 2004. Previously, he served as Vice President, Worldwide Operations of NRG, Vice President, North American Operations of NRG and Vice President of Production for NRG Louisiana Generating, Inc. Prior to joining NRG, Mr. Brewster spent 22 years with Cajun Electric Power Cooperative, where he served as Vice President of Production, Manager of Power System Operations and Assistant Plant Manager.

Carolyn J. Burke
Age: 39
Vice President and Controller

Ms. Burke has been Vice President and Controller of NRG since August 2006. She is responsible for directing NRG’s financial accounting and reporting activities, as well as ensuring NRG’s Sarbanes-Oxley compliance. Ms. Burke joined NRG in May 2004 as Executive Director, Financial Planning and Analysis, and oversaw NRG’s budget, forecasting, and long-term planning process. Prior to joining NRG, Ms. Burke served as Controller and Executive Director of Finance at the University of Pennsylvania’s School of Arts and Sciences, where she was responsible for financial accounting and reporting systems and federal reporting compliance. Prior to her tenure at Penn, Carolyn served as the Executive Director of Financial Administration at Yale University and in various finance positions during her four years at the Atlantic Richfield Corporation (ARCO).

John B. (Thad) Hill, III
Age: 39
Executive Vice President and Regional President, Texas

Thad Hill has been Executive Vice President and Regional President of NRG Texas since December 2006. Most recently, Mr. Hill served as NRG’s Executive Vice President, Corporate Business Development and Strategic Planning, as well as head of Environmental and New Business. Prior to joining NRG, he was Executive Vice President of Strategy & Business Development at Texas Genco LLC, a position he held until in February 2006, when NRG acquired Texas Genco LLC. Mr. Hill also served as Vice President and Director of The Boston Consulting Group, Inc., where he led the North American energy practice, serving companies in the power and gas sector with a focus on commercial and strategic issues. Mr. Hill joined The Boston Consulting Group, Inc. in 1995, was appointed an officer in 2001 and began leadership of the North American energy practice in 2003

M. Stephen Hoffmann
Age: 53
Senior Vice President and President, West Region

Mr. Hoffmann has been Senior Vice President and President of NRG’s West Region since May 2006. He is responsible for leading the management and development activities for the West Region. Prior to that, he led the West Region’s business development and origination efforts. Mr. Hoffmann joined NRG in 2001 as General Manager of San Diego Energy Center, following 28 years in key business development and industrial sales roles with such power and gas companies as Energy Masters International, Planergy International, Reliant Energy and Utilicorp.

Kevin T. Howell
Age: 49
Executive Vice President, Commercial Operations

Mr. Howell has been Executive Vice President, Commercial Operations since August 2005 and is responsible for the commercial management of the North America asset portfolio. Prior to joining NRG, he served as President of Dominion Energy Clearinghouse since 2001. From 1995 to 2001, Mr. Howell held various positions within Duke Energy companies including Senior Vice President of Duke Energy Trading and Marketing, Senior Vice President of Duke Energy International, and most recently, Executive Vice President of Duke Energy Merchants where he managed a global trading group dealing in refined products, LNG and coal. Prior to his five years at Duke, Mr. Howell worked in a variety of trading, marketing and operations functions at MG Natural Gas Corp., Associated Natural Gas and Panhandle Eastern Pipeline L.P.

Christine A. Jacobs
Age 54
Senior Vice President, Plant Operations

Christine Jacobs was named Senior Vice President, Plant Operations in August 2006. She previously served as Vice President, Plant Operations, a position she held since September 2004. She is responsible for domestic plant operations, including safety, physical security, and application of best operating practices. Ms. Jacobs has more than 30 years of diverse operating and commercial management experience. Prior to joining NRG, she served as Executive Vice President, Facility Services/Healthcare Management for Aramark Corporation from 2003 to 2004. Additionally, Ms. Jacobs served as Senior Vice President, Exelon Generation, and President, Exelon Power from 2000 to 2002.

J. Andrew Murphy
Age 46
Executive Vice President and General Counsel

Drew Murphy was appointed Executive Vice President and General Counsel effective December 18, 2006. Prior to joining NRG, Mr. Murphy as a partner in charge of the energy practice at the law firm of Hunton & Williams. Mr. Murphy has more than 15 years of experience representing issuers, developers, investors and lenders in a wide variety of US and cross-border energy projects and structured financings. His legal expertise includes supporting various development projects and financings including coal- and gas-fired power plants, transmission lines, gas storage facilities, waste-to-energy facilities, water treatment facilities and renewable energy projects. Mr. Murphy has a bachelor of arts degree from Harvard College and a law degree from George Washington University.

John W. Ragan
Age 47
Executive Vice President and Regional President, Northeast

John Ragan was appointed, effective December 18, 2006, Executive Vice President and Regional President, Northeast. Prior to joining, Mr. Ragan was Vice President of Trading, Transmission, and Operations at FPL Energy. Prior to this role, he served as Vice President of Business Management for FPLE’s Northeast Region. Ragan has more than 20 years of experience in the energy industry, including serving as Senior VP and Chief Executive Officer of Mirant’s International Group where he led operations in five countries and managed 3,450 MW of generation and integrated utility assets. Prior to working internationally, he served in various domestic roles during his eight years at Mirant/Southern Energy, including Senior Vice President of Commercial Operations for the company’s North American trading and asset portfolio. Mr. Ragan has a bachelor’s and master’s degree in of science from West Virginia University. He also holds a master’s degree in business administration from Tulane University, AB Freeman School of Business.

Denise M. Wilson
Age: 47
Executive Vice President and Chief Administrative Officer

As Executive Vice President and Chief Administrative Officer, Ms. Wilson oversees Information Technology (IT), Human Resources, Regulatory & Government Affairs, and Office Services. Prior to her current position, which she has held since August 2006, she served as the Company’s Vice President, Human Resources. Ms. Wilson joined NRG as Principal Consultant/Executive Director, International and Domestic Compensation, Benefits, Retirement, HRMS in September 2000. Prior to joining NRG, she served as Vice President, Human Resources Operations with Metris Companies Inc. and Director, Human Resources with General Electric ITS.

Steven C. Winn
Age: 41
Executive Vice President, Strategy and Environmental and New Business

Mr. Winn has been Executive Vice President, Strategy, and Environmental and New Business since December 2006. In this role, he is responsible for identifying opportunities to enhance NRG’s competitive position in the energy industry and increase revenue growth through synergistic acquisitions and business alliances. Winn also will continue to oversee NRG’s nuclear development efforts for South Texas Project (STP) units 3 and 4. Most recently, Mr. Winn served as Executive Vice President and Regional President for NRG Texas following NRG’s acquisition of Texas Genco LLC since February 2006. He served as Vice President, Mergers and Acquisitions from April 2005 to December 2005 and as Director, Mergers and Acquisitions from November 2004, when he joined NRG, to April 2005. Prior to joining NRG, Mr. Winn worked in Power and Energy Investment Banking at Lehman Brothers and Salomon Brothers.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of March 12, 2007, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; (c) the directors and executive officers as a group; and (d) each person known to the Company to own more than 5 percent of the Company’s Common Stock. None of the directors, nominees for director or named executive officers own any of the Company’s preferred stock, and the Company is not aware of any person who owns more than 5 percent of the Company’s preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

	Percent of
Name of Beneficial Owner	Class	Common Stock(1)

David Crane	*	785,895	(2)
Robert C. Flexon	*	144,467	(3)
Kevin T. Howell	*	18,194	(4)
Steven C. Winn	*	25,721	(5)
John P. Brewster	*	43,392	(6)
Howard E. Cosgrove	*	35,863	(7)
John F. Chlebowski	*	12,982	(8)
Lawrence S. Coben	*	15,702	(9)
Stephen L. Cropper	*	12,820	(10)
William E. Hantke	*	507	(11)
Paul W. Hobby	*	2,088	(12)
Maureen Miskovic	*	6,134	(8)
Anne C. Schaumburg	*	5,309	(8)
Herbert H. Tate	*	5,420	(13)
Thomas H. Weidemeyer	*	10,121	(14)
Walter R. Young	*	20,615
All Directors and Executive Officers	*	1,206,061	(15)
Janus Capital Management LLC	7.3%	8,898,539	(16)
151 Detroit Street Denver, Colorado 80206
Massachusetts Financial Services Company	6.0%	7,312,114	(17)
500 Boylston Street Boston, Massachusetts 02116
Orbis Investment Management Limited	6.1%	7,472,777	(18)
901 Marquette Avenue, Suite 2300 Minneapolis, Minnesota 55402
Prudential Financial, Inc.	6.9%	8,401,697	(19)
751 Broad Street Newark, New Jersey 07102-3777

*	Less than one percent of outstanding Common Stock.

(1)	The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or investment power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights. Unless otherwise indicated, each person or entity has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

(2)	Includes 680,370 shares that may be acquired at or within 60 days of March 12, 2007, pursuant to the exercise of options. Mr. Crane also owns 19,071 deferred stock units. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Crane will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(3)	Includes 111,167 shares that may be acquired at or within 60 days of March 12, 2007, pursuant to the exercise of options. Mr. Flexon also owns 5,680 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Flexon will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(4)	Includes 5,966 shares that may be acquired at or within 60 days of March 12, 2007, pursuant to the exercise of options.

(5)	Includes 25,721 shares that may be acquired at or within 60 days of March 12, 2007, pursuant to the exercise of options. Mr. Winn also owns 230 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Winn will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(6)	Includes 35,399 shares that may be acquired at or within 60 days of March 12, 2007, pursuant to the exercise of options. Mr. Brewster also owns 2,362 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Brewster will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(7)	Includes 10,000 shares held by Mr. Cosgrove’s spouse and 25,863 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Cosgrove ceases to be a member of the Board.

(8)	Represents DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event the director ceases to be a member of the Board.

(9)	Includes 14,476 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Coben ceases to be a member of the Board.

(10)	Includes 9,320 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Cropper ceases to be a member of the Board.

(11)	Mr. Hantke also owns 3,012 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. The 3,012 DSU’s issued to him will be exchanged for such Common Stock on a one-to-one basis on the following schedule: (i) 373 on June 1, 2007; (ii) 507 on March 1, 2008; (iii) 373 on June 1, 2008; (iv) 507 on March 31, 2009; (v) 373 on June 1, 2009; (vi) 506 on March 1, 2010; and (vii) 373 on June 1, 2010.

(12)	Mr. Hobby also owns 2,027 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. The 2,027 DSU’s issued to him will be exchanged for such Common Stock on a one-to-one basis on January 1, 2008.

(13)	Includes 1,591 DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Tate ceases to be a member of the Board. Mr. Tate also owns 2,455 DSU’s that will be exchanged for such Common Stock on a one-to-one basis on the following schedule: (i) 1,930 on January 1, 2008 and (ii) 525 on January 1, 2009.

(14)	Includes 9,121 DSU’s payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(15)	Consists of the total holdings of directors, named executive officers, and all other executive officers as a group. Includes 53,797 shares that may be acquired at or within 60 days of March 12, 2006, pursuant to the exercise of options and 215 shares that may be acquired at or within 60 days of March 12, 2006, pursuant to the exchange of DSU’s. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock.

(16)	Based on information set forth in Schedule 13G filed on February 14, 2007 by Janus Capital Management LLC (“Janus”). Janus has an indirect ownership interest in Enhanced Investment Technologies LLC and Perkins, Wolf, McDonnell and Company, LLC. Due to this ownership structure, Janus may be deemed the beneficial owner of 8,898,539 shares.

(17)	Based upon information set forth in the Schedule 13G filed on February 9, 2007 by Massachusetts Financial Services Company (“MFS”), which includes shares beneficially owned by other non-reporting entities as well as MFS.

(18)	Based on information set forth in Schedule 13G filed jointly on October 27, 2006 by Orbis Investment Management Limited (“OIMl”) and Orbis Asset Management Limited (“OAML”) with respect to the shares beneficially owned by each. OIML is the beneficial owner of 7,114,377 shares and OAML is beneficial owner of 58,000 shares.

(19)	Based upon information set forth in the Schedule 13G filed on February 9, 2007 by Prudential Financial, Inc. (“Prudential”). Prudential, through its beneficial ownership of the Prudential Insurance Company of America (“PICOA”), may be deemed to hold 61,200 shares of Common Stock for the benefit of PICOA’s general account. Prudential may also be deemed the beneficial owner of securities beneficially owned by certain other entities and may have direct or indirect voting and/or investment discretion over 8,340,497 shares which are held for it’s own benefit or for the benefit of Prudential’s clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, which includes 7,558,705 shares held by Jennison Associates LLC who also filed a Schedule 13G on February 14, 2007. Prudential has reported the combined holdings of these entities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. Based on a review of these reports and the written representations of its directors and executive officers, NRG believes that during 2006, its directors and executive officers complied with all Section 16(a) filing requirements, except for late Section 16 filings filed on behalf of David Crane and Curtis Morgan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Lawrence S. Coben, Chair
Thomas H. Weidemeyer
Walter R. Young

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is focused on our executive compensation program as it relates to NRG’s Named Executive Officers, or NEOs. The NEOs are the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer serving as executive officers at the end of the 2006 fiscal year. Our analysis is based on the following outline:

•	the objectives of the executive compensation program at NRG;

•	what the executive compensation program is designed to reward;

•	all elements of compensation provided under the program, including:

-	the reasons why these elements of compensation have been selected;

-	how the amounts of each element are determined; and

-	how each element and decision fits into NRG’s overall objectives.

Objectives of NRG’s executive compensation program

The Compensation Committee of the Board, referred to as the Committee for purposes of this CD&A, is responsible for the development and implementation of NRG’s executive compensation program. The objectives of this program flow from the Committee’s philosophy that executive compensation should be aligned with shareholder value and improvements in corporate performance.

These objectives include elements of both short- and long-term values, therefore the program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. The intent is to develop a compensation program that rewards the annual accomplishment of the Company’s goals and objectives while supporting the Company’s long-term business strategy.

What is NRG’s executive compensation program designed to reward

Shareholder value and corporate performance are realized through the Company’s ongoing business strategy to consistently optimize the value of our generation assets while using that asset base as a platform for enhanced financial performance. This is attained by maintaining and enhancing the Company’s position as a leading wholesale independent power generation company in a cost effective and risk-mitigating manner. This strategy consists of:

•	pursuing additional growth opportunities at existing sites;

•	increasing value from existing assets;

•	maintaining financial strength and flexibility;

•	reducing the volatility of cash flows through asset-based commodity hedging activities; and

•	participating in continued industry consolidation.

Our executive compensation program promotes this strategy by:

•	attracting, retaining and rewarding top executive talent;

•	encouraging performance that results in enhanced shareholder value over the long-term and attainment of our business goals and objectives, both financial and non-financial; and

•	rewarding strong individual performance.

Elements of compensation provided under NRG’s executive compensation program

To assist in selecting and determining amounts for NRG’s executive compensation program, the Committee has retained Mercer Human Resources Consulting, or Mercer, a compensation consultant, to provide it with market information, analysis and guidance in the development and assessment of NRG’s executive compensation program. In this capacity, Mercer is retained by, and is directly accountable to, the Committee. The Committee pursuant to its Charter has the authority to retain, at the expense of the Company, compensation experts, and other advisors as it deems appropriate to assist the Committee in the full performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Committee in the evaluation of director, Chief Executive Officer or executive compensation, and to approve the consultant’s fees and other retention terms. The Committee’s Charter authorizes the Committee to engage a compensation consultant to provide independent advice, support, and expertise to support the Committee in overseeing, and reviewing, the Company’s overall compensation strategy, structure, policies and programs, and to assess whether the Company’s compensation structure establishes appropriate incentives for management and employees.

Annually, the Committee reviews all elements of executive compensation individually and in the aggregate against market data for companies with which NRG competes for executive talent. Mercer works with NRG’s Human Resources Department in formulating recommendations for the Committee’s consideration to determine the levels and components of compensation to be provided for any fiscal year. The Committee evaluates NRG’s executive compensation based on competitive market information developed by Mercer via the development of a “peer group” targeting publicly-traded, independent power producers and utilities with power generation operations based on criteria targeting companies with:

•	Revenue of approximately 50% to 200% of NRG’s projected revenue; and

•	Similar generation capacity as NRG.

In February 2006, NRG completed the acquisition of Texas Genco LLC. This transaction substantially increased the size of NRG and increased its annual revenues from approximately $2.7 billion to approximately $5.6 billion for the year ended December 31, 2006. In anticipation of the close of the Texas Genco acquisition, the Committee asked Mercer to develop a peer group for compensation review purposes more representative of the Company after the transaction.

The peer group for 2006 included the following companies:

Constellation Energy Group Inc. (NYSE: CEG), AES Corporation (NYSE: AES), TXU Corporation (NYSE: TXU), Calpine Corporation (OTC: CPNLQ), Reliant Energy, Inc. (NYSE: RRI), DTE Energy Company (NYSE: DTE), Dynegy Inc. (NYSE: DYN), El Paso Corporation (NYSE: EP), PPL Corporation (NYSE: PPL), CMS Energy Corporation (OTC: CMSRL), Mirant Corporation (NYSE: MIR), and Allegheny Energy, Inc.(NYSE: AYE).

The peer group for 2005 prior to the Texas Genco acquisition consisted of the following companies:

AES Corporation (NYSE: AES), Dynegy, Inc. (NYSE: DYN) Calpine Corporation (OTC: CPNLQ), Mirant Corporation (NYSE: MIR), Reliant Energy, Inc. (NYSE: RRI), Edison Mission Energy (NYSE: EME), and Covanta (NYSE: CVA).

The various elements of NRG’s executive compensation program for 2006 were benchmarked relative to the compensation provided to executives of this peer group, as well as other published survey data. For the survey analysis, Mercer benchmarked NRG’s NEOs to survey data based on functional job responsibility, using energy data where available and supplementing it with general industry data. NRG’s plan design, plan features, and level of participation were also considered during the benchmarking exercise.

For each element, and in the aggregate, NRG targeted the peer group median for its NEO population for both total cash compensation (base salary plus annual cash incentives) and the median for total direct compensation (total cash compensation plus expected value of long-term incentives). The Committee aims to emphasize performance-based pay balancing short- and long-term results through the use of an effective mix of cash, equity and other benefits.

Based on Mercer’s analysis of NRG’s peer group and in conjunction with the objectives determined above, the Committee established the following six components of NRG’s executive compensation program:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Benefits;

•	Discretionary payments; and

•	Severance and change in control benefits.

The foundation for NRG’s total reward philosophy is to align the short- and long-term interests of the Company with that of its shareholders, business goals and objectives, and to foster improvements in corporate performance. To fulfill this philosophy, we have selected various tools to address this strategic desire viewing reward in the aggregate with respect to base salary, annual incentives, equity, and benefits, with each serving a different function.

Base Salary

Base salary — Annual base salary is designed to compensate NEOs for their level of experience and continued expectation of superior performance. Base salary is expected to increase year-on-year in relation to market competitiveness and individual performance.

For the fiscal year 2006, annual base salaries for NEOs were reviewed relative to the median base salary levels for each executive’s position based on NRG’s peer group. In alignment with the Company’s pay-for-performance approach to total compensation, levels of base salary are targeted at the market median. The base salary recommendations also incorporate the NEO individual performance, the general contributions of the NEO to overall corporate performance and the level of responsibility of the NEO with respect to their specific position. In general, in January 2006, base salary levels for NEOs were increased between 3.5% to 5.5% to reflect the above mentioned criteria. We expect merit increases to remain within this range in the future, subject to actual performance, business conditions, and market performance. On occasion, it may become necessary to make adjustments to the salary of a NEO based on exceptional individual performance or due to a change in the competitive market.

Annual Incentive Compensation

Overview

Annual incentive compensation is designed to compensate NEOs for meeting specific individual and Company goals, and is determined as a percentage of each NEO’s annual base salary. Annual incentives are designed to reward individuals for meeting financial and non-financial goals and objectives established as part of the Company’s annual business plan. Incentive plan design is mindful of best practices and market competitiveness as benchmarked with NRG’s peer group.

The Annual Incentive Plan, or AIP, is calculated using actual performance results from a weighted percentage of performance criteria. These criteria are chosen to align NEOs clear line-of-sight responsibility to available quantitative financial measures as well as to qualitative measures that NRG values in the leadership of the business, which includes safety, budget control, staff development, and individual performance compared to the Company’s goals. Annually, quantitative and qualitative performance goals are recommended by the NRG Senior Management Team for approval by the Committee. These criteria were chosen as they are the primary short-term benchmarks to the strategies chosen for attaining the Company’s business objectives of increasing shareholder value and the improvement in corporate performance.

2006 AIP

Range of AIP — The Chief Executive Officer is accountable for developing the goals for all other NEOs, while the Committee, with input from the Chief Executive Officer, determines the goals for the Chief Executive Officer. These goals are established at the beginning of each fiscal year. For the fiscal year 2006, these goals were reviewed and approved by the Committee on January 24, 2006. For the fiscal year 2006, the target annual incentive opportunity for NEOs ranged from 75 percent to 100 percent of base salary. An additional maximum opportunity was established for each NEO ranging from 37.5 percent to 100 percent of base salary above the target opportunity. Mercer has reported that the AIP plan design, as displayed in the table below, is consistent with market practice both in terms of target percentages and range of opportunity.

The threshold, target and maximum incentive opportunities for the NEOs for 2006 were as follows:

Named Executive Officer	Threshold	Target	Maximum

David Crane	50%	100%	200%
President and Chief Executive Officer
Robert C. Flexon	37.5%	75%	150%
Executive Vice President and Chief Financial Officer
Kevin T. Howell	37.5%	75%	112.5%
Executive Vice President, Commercial Operations
Steven C. Winn(1)	37.5%	75%	112.5%
Executive Vice President, Strategy and Environmental and New Business
John P. Brewster(2)	37.5%	75%	112.5%
Executive Vice President, Development Engineering, Procurement and Construction

(1)	Mr. Winn was the Executive Vice President and Regional President, Texas Region until December 2006.

(2)	Mr. Brewster was the Executive Vice President and Regional President, South Central Region until November 2006.

AIP Performance Criteria — The following table provides the 2006 performance criteria established for the NEOs.

Performance Criteria	Definition

Free Cash Flow	Cash Flow from Operations less Capital Expenditures — as calculated from NRG’s Statement of Cash Flows as found in Item 15 — Consolidated Financial Statements to the Company’s Annual Report on Form 10-K filed on February 28, 2007, or the 2006 Form 10-K

Consolidated Adjusted EBITDA	Net Income before Income Tax, Depreciation, and Amortization — as calculated from NRG’s Statement of Operations as found in Item 15 — Consolidated Financial Statements to NRG’s 2006 Form 10-K and as further adjusted for certain non-recurring items

Safety	Applied preventative safety practices in force at plant and office locations

Budget Expense Improvement	Departmental financial performance versus budgeted expectation

Environmental	Qualitative and/or quantitative assessment of environment quality and initiatives

“FORNRG” Expense Reduction	Continuous improvement initiative to maximize return on invested capital and improve profitability

Strategic Development/Implementation	Exploration and implementation of business opportunities achievable at value and in support of long-term efficiencies

Individual Performance/Goal Achievement	Individual Performance versus mutually agreed-upon annual goals

Staff Development	Identify succession plan opportunities, including identification of critical positions, assessment of skills and corresponding developmental plans

AIP Calculation — Payment of the AIP is contingent on attaining the AIP Threshold, as described below. If the AIP Threshold is met or exceeded, the annual incentive payment is calculated in two steps: as a percentage up to the AIP Target and as a percentage above the AIP Target. The first step calculates each of the performance criteria for performance between the AIP Threshold and the AIP Target amounts. Then, if the AIP Target is exceeded, a second calculation is performed to compute the portion of the incentive payment attributable to performance between the AIP Target and the AIP Maximum. The sum of the two pieces (the AIP Threshold-the AIP Target components + the AIP Target-the AIP Maximum components) equals the NEO incentive earned under the AIP.

AIP Threshold — For fiscal year 2006, the AIP Threshold was set at a level appropriate for a minimally acceptable level of Company financial performance – $1,076M of Consolidated Free Cash Flow for 2006. Thus, if the AIP Threshold “gate” has been opened, then each performance criteria of the AIP is eligible for payment, per actual performance compared to goals. If the AIP Threshold goal is not achieved, no annual incentives would have been paid for 2006 performance.

AIP Target — For fiscal year 2006, AIP incentives for NEOs are based on the achievement of a combination of pre-established, quantitative Company financial and qualitative performance goals. The 2006 Company financial goals included Free Cash Flow and Consolidated Adjusted EBITDA criteria and were established to equal the Company’s internally approved budget. Qualitative goals may include up to all of the following components for an individual NEO: Staff Development, Environmental, Safety, Budget Control, Strategic Development, and Individual Performance compared to the Company’s goals. Both the budget and the qualitative goals have been chosen as the criteria for AIP payments because they best represent the Company’s primary short-term benchmarks for attaining the Company’s strategy.

For performance between the AIP Threshold and AIP Target, AIP payments are based on the weight of each performance criterion. If the AIP Threshold for Free Cash Flow is achieved, each criterion will be used on a weighted average to calculate the AIP payment, per the percentages set forth below. The table below sets forth the 2006 annual performance criteria for each NEO and the weight given to each in determining the AIP for performance between the AIP Threshold and the AIP Target.

Performance Criteria	David Crane	Robert C. Flexon	Kevin T. Howell	Steven C. Winn	John P. Brewster

Free Cash Flow	30%	20%	20%	10%	10%
Consolidated Adjusted EBITDA	30%	20%	20%	10%	10%
Regional Safety	5%	5%	—	5%	5%
Environmental	5%	5%	—	5%	5%
Regional Adjusted EBITDA	—	—	—	20%	20%
“FORNRG” Expense Reduction	—	—	—	10%	10%
Budget Expense Improvement	—	10%	40%	—	—
Strategic Development/Implementation	15%	10%	—	10%	10%
Staff Development	15%	10%	—	—	—
Individual Performance/Goal Achievement	—	20%	20%	30%	30%

AIP payments above the AIP Target will only be possible if the Free Cash Flow and/or the Consolidated Adjusted EBITDA Targets are achieved. Continued focus and delivery on these metrics best support the Company’s objectives of increasing shareholder value and performance improvement and ensure continued access to capital for growth, enhanced risk-adjusted returns, and flexibility in executing the Company’s business strategy to meet these objectives.

The following table provides the Free Cash Flow and Consolidated Adjusted EBITDA Thresholds and Targets:

	Threshold	Target
	(in millions)

Free Cash Flow	$1,076	$1,164
Consolidated Adjusted EBITDA	$1,717	$1,800

AIP Maximum — For fiscal year 2006, the AIP Maximum amounts can only be achieved if the Free Cash Flow and Consolidated Adjusted EBITDA Targets are surpassed. In the event that these financial performance criteria exceed maximum levels, the NEO is still capped to the AIP Maximum. The AIP Maximum Free Cash Flow and Consolidated Adjusted EBITDA are based on the achievement of a number of financial, competitive, and strategic goals over and above the Company’s budget.

Results for 2006 AIP — As defined, the Company’s AIP Threshold and AIP Target levels are based on the Company’s audited financial statements. The achievement towards the threshold and targets described in the table above is calculated beginning with the Company’s audited financial statements and is adjusted based on the impact of non-recurring events that may impact Free Cash Flow and/or Consolidated Adjusted EBITDA, but have a positive impact on the Company’s business objectives of increasing shareholder value and improving corporate performance. For example, the Company’s hedge reset program negatively impacted Free Cash Flow by nearly $1.4 billion, while the sales of Resource Recovery and the Flinders operation in Australia negatively impacted Free Cash Flow and Consolidated Adjusted EBITDA by $7 million and $69 million, respectively. Additionally, transactions may occur throughout the year that may impact Free Cash Flow and/or Consolidated Adjusted EBITDA positively or negatively but were not due to direct Company management. In addition to the hedge reset and sales of Resource Recovery and Flinders, the Committee approved adjustments of ($61) million and $62 million for the calculation of Free Cash Flow and Consolidated Adjusted EBITDA criteria, respectively.

Based on the calculations above, both the Free Cash Flow and Consolidated Adjusted EBITDA AIP Targets were exceeded for 2006. The Chief Executive Officer provided documentation to the Committee and the Board regarding the qualitative and quantitative achievement for each NEO. The Committee evaluated the performance of the Chief Executive Officer based on his achievement compared to goals established for him for 2006. Subsequently, the Committee reviewed and approved the annual incentive awards for the NEOs based on individual performance goals along with the Free Cash Flow and Consolidated Adjusted EBITDA criteria. Bonus payments were paid after the release of the Company’s audited financial results for 2006. The annual incentives awarded to each of the NEOs for 2006, expressed as a percentage of base salary and in dollars, were as follows:

	Percentage of
Named Executive Officer	Base Salary	Annual Incentive Payment ($)

David Crane	127%	1,267,626
Robert C. Flexon	95%	451,888
Kevin T. Howell	85%	323,180
Steven C. Winn	70%	245,063
John P. Brewster	72%	231,416

Long-Term Incentive Compensation

The Long-Term Incentive Plan, or LTIP, is developed to align compensation of NEOs with the objective of increasing long-term shareholder value. The value of the LTIP is solely related to NRG’s stock price as it is the primary indicator of shareholder value. Long-term incentive compensation is made in the form of equity awards to align the interests of management with those of the Company’s shareholders.

Types of Awards — NRG’s LTIP is comprised of the following types of awards:

•	Non-qualified Stock Option, or NQSO’s — Each NQSO represents the right to purchase one share of Common Stock at a price equal to the fair market value of the Common Stock determined on the date of grant. Options vest and become exercisable equally over a three-year vesting schedule and have a term of six years. For grants prior to August 1, 2005, however, NRG utilized ten-year terms for NQSO’s. Vesting schedules and term lengths for new grants are reviewed from time-to-time by the Committee.

•	Performance Unit, or PU’s — Each PU represents a right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of the Company’s Common Stock equals or exceeds the target price set under the award as of the date of vesting. The number of shares of Common Stock to be paid as of the vesting date for each performance unit is equal to: (i) one share of Common Stock, if the target price is met; (ii) a prorated amount in between one and two shares of Common Stock, if the target price is exceeded but is less than the maximum price set under the award, and (iii) two shares if the maximum price is met or exceeded.

The design of PU’s is intended to reward NEOs based on total shareholder return over the three-year vesting period relative to the Company’s total cost of equity over this period. The target price of the award is based on an annual projected cost of equity established at the start of each three-year vesting period. The Committee will approve a target stock price based on a compounding share price growth factor over the vesting period. The maximum price represents 150% of the compounded target price. For fiscal year 2006, the annual projected cost of equity used in determining the target price was 12% for each year in the vesting period. For fiscal year 2006, the annual projected cost of equity used in determining the maximum price was 18% for each year in the vesting period. Accordingly, for PU’s granted on January 3, 2006, the target price was set at $66.37 per share and the maximum price was set at $79.49 per share.

•	Restricted Stock Units, or RSU’s — Each RSU represents the right to receive one share of Common Stock after the completion of three years of service from the date of grant. From time-to-time, the Committee will utilize alternate RSU holding periods outside of the NRG standard of three years of service, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool.

•	Deferred Stock Units, or DSU’s — Each deferred stock unit represents the right of a participant to be paid one share of Common Stock of the Company at the end of a deferral period established under the award by the Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Unless otherwise provided under an award, during the applicable deferral period, a participant will not have any rights as a stockholder of the Company. However, unless otherwise provided, once the deferral period ends, the participant will be entitled to receive accumulated dividends and distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit. Except in the case of death, disability or retirement, a participant is required to remain employed or engaged by the Company as of the end of the deferral period in order to receive payment of a deferred stock unit.

Range of LTIP compensation — The aggregate expected value of equity awards granted to each NEO for the fiscal year 2006 was based on a review of the expected value of equity grants made to NEOs in NRG’s peer group, expressed as a multiple of base salary. Mercer provided equity benchmark data for the peer group and provided recommendations as a multiple of base salary to the Committee. For 2006, these multiples were four times base salary for the Chief Executive Officer, two times base salary for the Chief Financial Officer, and one and a half times base salary for all other NEOs. The Company’s practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2006, the grant date was January 3, 2006. The price per share of the Company’s stock on the grant date was $47.95 per share.

Blended annual allocation — A blended allocation of award type was developed to further align NEO interests with shareholders. NQSO’s directly align the NEOs’ interests with the performance of NRG’s Common Stock. PU’s provide the NEOs an increased opportunity to hold NRG stock for performance above the target price set under the LTIP. Allocation of RSU’s reflects market trends favoring increased usage of restricted stock over stock options used as a retention incentive.

A substantially higher percentage of total equity awards are granted in the form of NQSO’s and PU’s to align with the goal of enhancing shareholder value with executive compensation. The allocation by equity type is reviewed annually by the Committee based on the Company’s overall strategy and existing market best practices.

For fiscal year 2006, the Committee approved equity compensation grants allocated among the types of awards as follows:

•	50 percent of the target expected value in the form of NQSO’s;

•	33 percent of the target expected value in the form of PU’s; and

•	17 percent of the target expected value in the form of RSU’s.

In December 2006, the following changes were made to the LTIP to support NRG’s commitment to increasing and maximizing shareholder value.

•	Adoption of a policy to explicitly prohibit option repricing, replacement, and option cash out without investor approval;

•	Limit the Committee’s discretion to waive restriction periods to ten percent of the share reserve, except in cases of death, disability, retirement, or change of control; and

•	Incorporation of a requirement of minimum vesting or deferral periods of at least one year for performance-based awards and three years for service-vested awards. The Committee maintains discretion to waive this requirement for not more than ten percent of the reserve.

The total dollar value, number and types of equity awards made to the NEOs for 2006 are shown in the Grant of Plan-Based Awards table below.

Benefits

Benefits — Health benefits, life insurance, and retirement programs add a significant value to the overall reward package for NEOs. Company sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to NRG’s ability to attract and retain the talent it needs to support the Company’s business objectives. NEOs participate in the same retirement, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs are provided personal financial services up to $10,000 each year to assist with financial planning and tax counseling. Survey data indicates that participation in this form of benefit is consistent with market practice at the executive level and that $10,000 is a reasonable level of benefit for this type of service.

Pursuant to the terms of his negotiated employment agreement which allows for the continuation of previously awarded personal life and disability insurance, in 2006, Mr. Crane received additional benefits in the form of a $12,000 life insurance premium reimbursement and $10,120 disability insurance premium reimbursement. NRG also reimbursed Mr. Crane for the tax gross-up of these amounts totaling $16,995. Such arrangements do not exist for other NEOs.

Discretionary Payments

From time-to-time, the Committee will make off-cycle cash and/or equity awards to reward executives for reasons such as extraordinary performance, the hiring of a new executive, promotion, or recognition. Review and approval for any discretionary payment is subject to approval by the Chief Executive Officer. In cases of discretionary payments for designated officers, both Chief Executive Officer and Committee approval is required.

Potential Severance and Change in Control Benefits

Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company’s Executive and Key Management Change-in-Control and General Severance Plan, also referred to as the CIC Plan, are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change-in-control. NRG chooses to pay severance and change-in-control benefits to assist with career transitions of executives and the Company as well as to create an environment that provides for adequate business transition and knowledge transfer during times of change. The level of this severance protection is established to be competitive with market best practices.

Change-in-control agreements are considered market practice among publicly-held companies. Most often, agreements are utilized to encourage executives to remain with the Company during a period that is otherwise filled with job uncertainty and questions about the future. In order to enable a smooth transition during the interim period, change-in-control agreements provide a defined level of security for the executive, and the Company, to follow through on the elements of a particular acquisition, asset sale/purchase, and integration.

For a more detailed discussion, including the quantification of potential payments, please see the section entitled “Severance and Change-in-Control” following the executive compensation tables below.

Stock Ownership Guidelines

The Committee and the Board continue to require the Chief Executive Officer to hold Company stock with a value equal to five times his base salary until termination from the Company. Other NEOs are encouraged to hold equity instruments with a value equal to two times their base salary until termination from the Company. Only vested shares count towards the ownership multiple. As NRG has experienced a limited number of LTIP grant opportunities many NEOs have not yet achieved expected stock ownership multiples. It is anticipated, however, that NEOs will achieve expected ownership multiple thresholds over the course of a series of upcoming LTIP grants. The current stock ownership for NEOs as of December 31, 2006 is shown below:

Ownership
Named Executive Officer	Multiple

David Crane	19.3
Robert C. Flexon	4.1
Kevin T. Howell	2.0
Steven C. Winn	0.3
John P. Brewster	1.7

Dilution concerns and other limitations

NRG and the Committee work to ensure that NRG’s equity awards balance both the interests of shareholders in controlling dilution and NRG’s business need to attract, motivate, and retain the level of executive talent needed to execute its business strategy. Observing established dilution rates help shareholders preserve anticipated share ownership percentages in NRG. The dilution interests are tracked by way of:

•	Dilution rate — NQSO’s already awarded plus additional shares reserved for potential distribution – divided by Shares outstanding; and

•	Run rate — amount of NQSO’s and RSU’s actually distributed in 2006.

The Committee remains focused on maintaining market prevailing dilution rates of less than 15 percent, as well as a three-year average run rate at or below two percent. NRG’s potential dilution rate at the end of 2006 was approximately 6.3 percent, with an actual dilution rate of three percent reflecting shares granted at year-end. The run rate was less than one percent. These rates are well within the recommended guidelines provided by Mercer.

Tax and Accounting Considerations

The Committee has considered the implications of Section 162(m) of the Code, which precludes the Company (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is “performance based” within the meaning of section 162(m). The Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Committee also takes into account tax consequences to NEOs in designing the various elements of the Company’s compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Code Section 409A of the Code. The Committee remains informed of the accounting implications of its compensation programs, however, approves programs based on their total alignment with the Company’s strategy and long-term goals.

Summary Compensation Table
Fiscal Year Ended December 31, 2006

										Change in
										Pension
										Value and
										Nonqualified
									Non-Equity	Deferred
					Stock				Incentive Plan	Compensation		All Other
Name and		Salary	Bonus		Awards		Option		Compensation	Earnings		Compensation		Total
Principal Position	Year	($)	($)		($)(1)		Grants(1)		($)(20)	($)		($)		($)

David Crane	2006	998,131	0		1,673,862	(2)	1,520,360	(3)	1,267,626	16,561	(4)	51,990	(5)	5,528,530
President, Chief Executive
Officer and Director
Robert C. Flexon	2006	474,423	0		431,604	(6)	407,057	(7)	451,888	—		65,168	(8)	1,830,140
Executive Vice President
and Chief Financial Officer
Kevin T. Howell	2006	379,653	0		2,350,625	(9)	84,132	(10)	323,180	—		20,300	(11)	3,157,890
Executive Vice President,
Commercial Operations
Steven C. Winn	2006	350,000	165,000	(12)	313,721	(13)	324,451	(14)	245,063	—		21,261	(15)	1,419,496
Executive Vice President, Strategy
and Environmental and New Business
John P. Brewster	2006	319,746	0		179,880	(16)	169,301	(17)	231,416	21,202	(18)	10,786	(19)	932,331
Executive Vice President, Development Engineering, Procurement and Construction

(1)	The assumptions made in these valuations are discussed in the Company’s 2006 Form 10-K in Item 15 — Consolidated Financial Statements.

(2)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment,” or FAS 123R, for 190,394 RSU’s and 33,000 PU’s.

(3)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 775,608 NQSO’s.

(4)	This amount represents the estimated increase in actuarial value in pension benefits.

(5)	This amount represents $12,000 payable for life insurance reimbursement, $9,220 payable for the gross up on life insurance premium reimbursement, $10,120 payable for disability insurance, $7,775 payable for the gross up on disability insurance, $8,335 for financial advisor services, and $4,540 payable as an employer matching contribution under the Company’s 401(k) plan.

(6)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 32,700 RSU’s and 13,300 PU’s.

(7)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 143,500 NQSO’s.

(8)	This amount represents $8,335 payable for financial advisor services, $35,433 payable for total grossed up relocation expenses, $8,800 payable as an employer matching contribution under the Company’s 401(k) plan, and $12,600 payable as a Company discretionary contribution.

(9)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 165,200 RSU’s and 4,500 PU’s.

(10)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 17,900 NQSO’s.

(11)	This amount represents $7,700 payable for an employer matching contribution under the Company’s 401(k) plan, and $12,600 payable as a Company discretionary contribution.

(12)	This amount represents a Project Completion bonus.

(13)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 11,289 RSU’s and 14,432 PU’s.

(14)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 69,164 NQSO’s.

(15)	This amount represents $8,661 payable as an employer matching contribution under the Company’s 401(k) plan, and $12,600 payable as a Company discretionary contribution.

(16)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 11,400 RSU’s and 6,800 PU’s.

(17)	This amount represents compensation expense recorded in the income statement for fiscal year 2006 as described in FAS 123R for 52,200 NQSO’s.

(18)	This amount represents the estimated increase in actuarial value in pension benefits.

(19)	This amount represents $8,335 payable for financial advisor services and $2,451 payable as an employer matching contribution under the Company’s 401(k) plan.

(20)	This column represents individual amounts paid under the 2006 Annual Incentive Plan.

The Summary Compensation Table reflects the elements of compensation earned by the NEOs under NRG’s executive compensation programs for the 2006 fiscal year.

Salary ($): Values shown represent the base salary earnings of the NEO for 2006.

Bonus ($): Values reflect Discretionary Awards, as described earlier in the Elements of Compensations in the CD&A above. Mr. Winn was awarded a Discretionary Award of $165,000 for his leadership efforts in successfully negotiating the acquisition of Texas Genco.

Stock Awards ($): This column represents compensation expense recorded in NRG’s income statement for fiscal year 2006 as determined in accordance with FAS 123R and discussed in Item 15 — Note 19, Stock-Based Compensation, to the Consolidated Financial Statements in NRG’s 2006 Form 10-K.

Option Grants ($): This column represents compensation expense recorded in NRG’s income statement for fiscal year 2006 as determined in accordance with FAS 123R and discussed in Item 15 — Note 19, Stock-Based Compensation, to the Consolidated Financial Statements in NRG’s 2006 Form 10-K.

Non-Equity Incentive Plan Compensation ($): Represent values earned under NRG’s 2006 AIP payable in March 2007. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal year 2006. The performance criteria and weight given to each NEO are described in detail earlier in the CD&A above. The dollar amounts in the Table represent payouts for actual 2006 Company performance.

Change in Pension Value ($): Two NEOs participate in the NRG Pension Plan, which was closed to new employees hired on, or after, December 5, 2003. The value shown represents the 2006 year-on-year increase in the value of the defined benefit pension plan.

All Other Compensation ($): This value collectively captures the additional benefits payable by NRG including the employer match under the 401(k) plan, relocation expenses (if applicable), financial counseling services up to $10,000, and the amount payable under NRG’s all-employee discretionary match to the 401(k) plan.

Employment Agreements

Mr. Crane serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company that was amended and restated, effective March 3, 2006. The initial term of the amended and restated employment agreement will end on December 1, 2008, however, the agreement will be renewed automatically for successive one-year terms on the same terms and conditions unless either party provides the other with notice to the contrary at least 90 days prior to the end of the initial term or any subsequent one-year term.

Effective March 3, 2006 through December 31, 2006, the amended and restated employment agreement provides for an annual base salary of $1,000,000. For each one-year period thereafter, Mr. Crane’s base salary will be reviewed and may be increased by the Board. Beginning with the 2006 fiscal year, Mr. Crane is entitled to an annual bonus with a target amount of up to 100 percent of his base salary, based upon the achievement of criteria determined at the beginning of the fiscal year by the Board, with input from Mr. Crane, for that fiscal year. In addition, beginning with the 2006 fiscal year, Mr. Crane is also entitled to a maximum annual bonus up to an additional 100 percent of his base salary, based upon the achievement of Free Cash Flow and Adjusted EBITDA criteria for that fiscal year.

In addition to salary and bonuses, the employment agreement provides that Mr. Crane is eligible to participate in the Company’s LTIP in accordance with its terms. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company’s director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses and reimbursement of reasonable expenses for financial planning. Mr. Crane’s employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payment and benefits are described and quantified under the section “Severance and Change-in-Control” below.

The Company has not entered into employment agreements with NEOs other than Mr. Crane.

Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2006

										All Other
									All Other	Option
									Stock	Awards:	Exercise
							Estimated Future Payouts Under		Awards:	Number of	or Base	Grant Date
							Equity Incentive		Number of	Securities	Price of	Fair Value
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Plan Awards(2)		Shares of	Underlying	Option	of Stock
	Grant		Approval	Threshold	Target	Maximum	Target	Maximum	Stock or	Options	Awards	and Option
Name	Date		Date	($)	($)	($)	(#)	(#)	Units (#)(3)	(#)(4)	($/Sh)	Awards(5)

David Crane	—		—	499,066	998,131	1,996,262	—	—	—	—	—	—
	1/3/2006		12/7/05	—	—	—	—	—	—	142,857	47.95	2,014,284
	1/3/2006		12/7/05	—	—	—	—	—	17,000	—	—	815,150
	1/3/2006		12/7/05	—	—	—	33,000	66,000	—	—	—	1,146,750
Robert C. Flexon	—		—	177,909	355,817	711,635	—	—	—	—	—	—
	1/3/2006		12/7/05	—	—	—	—	—	—	29,500	47.95	415,950
	1/3/2006		12/7/05	—	—	—	—	—	3,700	—	—	177,415
	1/3/2006		12/7/05	—	—	—	7,300	14,600	—	—	—	253,675
Kevin T. Howell	—		—	142,370	284,740	427,110	—	—	—	—	—	—
	1/3/2006		12/7/05	—	—	—	—	—	—	17,900	47.95	252,390
	1/3/2006		12/7/05	—	—	—	—	—	2,200	—	—	105,490
	1/3/2006		12/7/05	—	—	—	4,500	9,000	—	—	—	156,375
Steven C. Winn	—		—	131,250	262,500	393,750	—	—	—	—	—	—
	1/3/2006		12/7/05	—	—	—	—	—	—	42,200	47.95	595,020
	1/3/2006		12/7/05	—	—	—	—	—	4,933	—	—	236,537
	1/3/2006		12/7/05	—	—	—	9,800	19,600	—	—	—	340,550
	2/3/2006	(6)	12/7/05	—	—	—	—	—	—	11,964	47.27	167,496
	2/3/2006	(6)	12/7/05	—	—	—	—	—	1,356	—	—	64,139
	2/3/2006	(6)	12/7/05	—	—	—	2,632	5,264	—	—	—	91,699
John P. Brewster	—		—	119,905	239,810	359,714	—	—	—	—	—	—
	1/3/2006		12/7/05	—	—	—	—	—	—	15,200	47.95	214,320
	1/3/2006		12/7/05	—	—	—	—	—	1,900	—	—	91,105
	1/3/2006		12/7/05	—	—	—	3,800	7,600	—	—	—	132,050

(1)	Represents estimated payouts under the AIP as discussed in the CD&A above.

(2)	Represents PU’s issued under the LTIP as discussed in the CD&A above.

(3)	Represents RSU’s issued under the LTIP as discussed in the CD&A above.

(4)	Represents NQSO’s issued under the LTIP as discussed in the CD&A above.

(5)	The assumptions made in these valuations are discussed in the Company’s 2006 Form 10-K in Item 15 — Consolidated Financial Statements.

(6)	On February 3, 2006, Mr. Winn received an off-cycle grant of NQSO’s and RSU’s to reward his efforts in the acquisition of Texas Genco.

2006 Annual Incentive Plan

NEOs were provided the opportunity to earn an AIP payment based on the attainment of certain pre-established Company and individual goals for fiscal year 2006. The performance criteria and weight given to each are described in detail in the CD&A above. The dollar amount of the possible payouts for achieving the threshold, target or maximum levels of performance during 2006 are shown in the above table.

2006 Long-Term Equity Incentives

For 2006, the NEOs were provided long-term incentives through grants of the following types of equity awards as indicated in the above table: (i) NQSO’s; (ii) RSU’s; and (iii) PU’s. Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 3, 2006.

Each NQSO represents the right to purchase one share of Common Stock at a price equal to the fair market value of the stock determined as of the date of grant. NQSO’s granted in 2006 have a term of six years and vest in equal annual installments over a three year vesting schedule. Upon termination of service by reason of death, the NQSO shall vest in full and shall be exercisable by the executor or administrator of participant’s estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSO shall terminate and cease to be exercisable. Upon termination of service by reason of disability, the participant shall have the right until the earlier of the expiration date or 12 months after the date of such termination of service to exercise only that portion of the NQSO that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

Each RSU represents the right to receive one share of Common Stock as of the vesting date for the award. RSU’s granted in 2006, will become 100% vested as of the third anniversary of the date of grant provided the NEO is still employed with the company as of that date. Upon termination of service by reason of death, the RSU shall vest in full and the Common Stock underlying the RSU shall be issued and delivered to the participant’s legal representatives, heirs, legatees, or distributees.

Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of Common Stock as of the date of vesting equals or exceeds the target price set under the award. The number of shares of Common Stock to be paid as of the vesting date is equal to: (i) one share if the target price is met; (ii) a pro rata amount between one and two shares if the target price is exceeded but the maximum price set under the award is not met; and (iii) two shares if the maximum price is met or exceeded. For PU’s granted on January 3, 2006 the target price is $67.37 and the maximum price is $79.49. For PU’s granted on February 3, 2006, the target price is $66.42 and the maximum price is $77.67. Upon termination of service by reason of death, the PU shall vest in full and the Common Stock underlying the PU shall be issued and delivered to the participant’s legal representatives, heirs, legatees, or distributees.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2006

Stock Awards
Option Awards	Market
Number of	Number of	Number of	Value of	Equity Incentive Plan Awards
Securities	Securities	Shares or	Shares or	Number of	Market Value
Underlying	Underlying	Units of	Units of	Unearned	of Unearned
Unexercised	Unexercised	Option	Option	Stock that	Stock that	Shares that	Shares that
Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

David Crane	632,751	0	24.03	12/5/2013	17,000	(1)	$952,170	33,000	(2)	—
0	142,857	(3)	47.95	1/3/2012	—	—	—	—
19,071	(19)	—	—	—	—	—	—	—
Robert C. Flexon	63,333	31,667	(4)	21.85	3/29/2014	32,700	(5)	$1,831,527	13,300	(6)	$417,441
6,333	12,667	(7)	38.80	8/1/2011	—	—	—	—
0	29,500	(8)	47.95	1/3/2012	—	—	—	—
5,680	(19)	—	—	—	—	—	—	—
Kevin T. Howell	0	17,900	(3)	47.95	1/3/2012	145,200	(9)	$8,132,652	4,500	(10)	—
Steven C. Winn	5,333	2,667	(11)	31.48	11/19/2014	11,289	(12)	$632,857	14,432	(13)	$139,147
2,333	4,667	(14)	38.80	8/1/2011	—	—	—	—
0	42,200	(3)	47.95	1/3/2012	—	—	—	—
11,964	(15)	47.27	2/3/2012	—	—	—	—
230	(19)	—	—	—	—	—	—	—
John P. Brewster	18,000	9,000	(16)	19.90	3/2/2010	11,400(17)	$638,514	6,800(18)	$208,721
3,333	6,667	(14)	38.80	8/1/2011	—	—	—	—
0	15,200	(3)	47.95	1/3/2012	—	—	—	—
2,363	(19)	—	—	—	—	—	—	—

(1)	This amount represents 17,000 RSU’s that will vest on January 3, 2009

(2)	This amount represents 33,000 PU’s that will vest on January 3, 2009.

(3)	This amount represents NQSO’s that will vest in three equal annual installments beginning on January 3, 2007.

(4)	This amount represents NQSO’s that began vesting in three equal annual installments beginning on March 29, 2005.

(5)	This amount represents 26,000 RSU’s that will vest on March 29, 2007, 3,000 RSU’s that will vest on August 1, 2008, 3,700 RSU’s that will vest on January 3, 2009.

(6)	This amount represents 6,000 PU’s that will vest August 1, 2008 and 7,300 PU’s that will vest January 3, 2009.

(7)	This amount represents NQSO’s that began vesting in three equal annual installments beginning on August 1, 2006.

(8)	This amount represents NQSO’s that will vest in three equal annual installments beginning on January 3, 2007.

(9)	This amount represents 20,000 RSU’s that will vest on August 1, 2007, 83,000 RSU’s that will vest on August 1, 2008, 2,200 RSU’s that will vest on January 3, 2009, 20,000 RSU’s that will vest on August 1, 2009, 20,000 RSU’s that will vest on August 1, 2010.

(10)	This amount represents 4,500 PU’s that will vest January 3, 2009.

(11)	This amount represents NQSO’s that began vesting in three equal annual installments beginning on November 19, 2005.

(12)	This amount represents 4,000 RSU’s that will vest on November 19, 2007, 1,000 RSU’s that will vest on August 1, 2008, 4,933 RSU’s that will vest on January 3, 2009, 1,356 RSU’s that will vest on February 3, 2009.

(13)	This amount represents 2,000 PU’s that will vest on August 1, 2008, 9,800 PU’s that will vest on January 3, 2009, and 2,632 PU’s that will vest on February 3, 2009.

(14)	This amount represents NQSO’s that began vesting in three equal annual installments beginning on August 1, 2006.

(15)	This amount represents NQSO’s that will vest in three annual installments beginning February 3, 2007.

(16)	This amount represents NQSO’s that began vesting in three equal annual installments beginning on March 2, 2005.

(17)	This amount represents 7,500 RSU’s that will vest on March 2, 2007, 2,000 RSU’s that will vest on August 1, 2008, and 1,900 RSU’s that will vest on January 3, 2009.

(18)	This amount represents 3,000 PU’s that will vest on August 1, 2008 and 3,800 PU’s that will vest on January 3, 2009.

(19)	This amount represents DSU’s that are convertible to NRG Common Stock not earlier than termination of employment from NRG. With regard to Mr. Winn and Mr. Brewster, DSU’s are convertible six months after termination of employment, as per their election.

The pay out value of unearned shares, or Units (i.e. PU’s), is based on the market price for NRG Common Stock as of the balance sheet date of December 29, 2006. If a value is shown in this column, the PU grant is considered “in the money,” meaning the price of NRG’s Common Stock exceeds the target price of the PU grant. Where values do not appear in this column, then that particular PU grant has not exceeded the target price and no value is represented.

In 2006, the Audit Committee of the Board of Directors of NRG requested the Company’s Internal Audit Department to audit NRG’s LTIP granting procedures. The outcome of the review concluded that all NQSO’s issued to all NRG employees as part of the LTIP were properly approved and recorded.

Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2006

Stock Awards
	Number of Shares		Value Realized
Name	Acquired on Vesting (#)		on Vesting ($)

David Crane	173,394	(1)	9,971,888	(2)
Robert C. Flexon	—		—
Kevin T. Howell	20,000	(3)	971,800	(4)
Steven C. Winn	—		—
John P. Brewster	—		—

(1)	Represents RSU’s granted on December 5, 2003 with 100% vested on December 1, 2006.

(2)	Based on a share price of $57.51 on December 1, 2006.

(3)	Represents RSU’s granted on August 1, 2005 with 20% vesting each year for five years.

(4)	Based on a share price of $48.59 on August 1, 2006.

Pension Benefits
Fiscal Year Ended December 31, 2006

		Number of Years	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)

David Crane	Pension Plan for Non-Bargaining Employees	3.08	56,233
Robert C. Flexon	—	—	—
Kevin T. Howell	—	—	—
Steven C. Winn	—	—	—
John P. Brewster	Pension Plan for Non-Bargaining Employees	5.17	56,694

The NRG Pension Plan for Non-Bargained Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees not covered by a bargaining agreement on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane and Mr. Brewster are the only NEOs eligible to receive benefits under this plan. They are both covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant’s four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but is capped by the Internal Revenue Service, or IRS, qualified plan pay limit each year. For example, the 2006 pay limit is $220,000. Pension benefits become 100% vested after five years of service and a participant may retire as early as age 55. At termination or retirement, the participant may receive his pension equity lump sum balance as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using the 30-year Treasury rate and an IRS mortality table. None of the NEOs are covered by any non-qualified pension program.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2006

	Aggregate Earnings	Aggregate Balance
Name	in Last FY ($)	at Last FYE ($)

David Crane	169,542	1,068,167
Robert C. Flexon	50,496	318,137
Kevin T. Howell	—	—
Steven C. Winn	2,045	12,882
John P. Brewster	20,999	132,296

Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of DSU’s. No additional deferred compensation awards have been made since 2005. The DSU’s reflected above are fully vested and, in general, will be paid in the form of stock six months following the NEO’s termination of employment. While no further non-qualified deferred compensation awards are anticipated, the Committee may choose to revisit this approach in the future.

Severance and Change in Control

Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company’s CIC Plan, are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause” or by Mr. Crane for “good reason” (including a reduction on his base salary), Mr. Crane will be entitled to two times his base salary (without regard for any reduction on base salary); 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; continuing medical and dental coverage for 18 months; and earned by unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause” or by Mr. Crane for “good reason,” within 24 months of a change-in-control, in lieu of the above severance benefits, Mr. Crane will be entitled to 2.99 times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Crane will also be entitled to a payment equal to his target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; continuing medical and dental coverage for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

In the event Mr. Crane’s employment with the Company is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; pro rata vesting of all restricted stock and stock options; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

In the event that the payments under Mr. Crane’s employment agreement subject him to an excise tax under Section 4999 of the Code, he will be entitled to a “gross-up payment” so that the net amount received by Mr. Crane after imposition of the excise tax equals the amount he would have received under the employment agreement absent the imposition of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

Under the employment agreement, Mr. Crane agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

Under the CIC Plan, the NEOs other than Mr. Crane are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause to be paid out in equal installments over an eighteen month period.

The CIC Plan also provides a change-in-control benefit in the event that within twenty-four months following a change-in-control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit is equal to the executive’s base salary plus annual target incentive times 2.99 to be paid out in equal installments over a thirty-six month period.

In the event of a change-in-control, all equity granted to the NEOs will become fully vested, consistent with market-competitive practices.

In general, under Mr. Crane’s employment agreement and the CIC Plan, a “change-in-control” occurs in the event of any transaction that results in a 50% or more change in the ownership of our stock or the sale of substantially all of our assets. An involuntary termination without “cause” means the NEO’s termination by the Company for any reason other than the NEO’s conviction for a felony or other crime involving moral turpitude, willful failure to perform his duties or willful negligence or gross misconduct. A voluntary termination for “good reason” means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities or the failure of a successor to the Company to assume the CIC Plan or in the case of Mr. Crane, his employment agreement. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2006. The amounts shown below do not include benefits payable under the NRG Pension Plan, the NRG 401(k) plan or in respect of DSUs.

			Involuntary Not for
	Involuntary	Voluntary	Cause or Voluntary
	Termination Not	Termination for	for Good Reason following	Death or
Named Executive Officer	for Cause ($)	Good Reason ($)	a Change-in-Control ($)	Disability ($)

David Crane	2,518,190	2,518,190	9,101,787	500,000
Robert C. Flexon	733,152	0	8,238,937	0
Kevin T. Howell	583,253	0	12,809,744	0
Steven C. Winn	538,253	0	4,738,807	0
John P. Brewster	493,547	0	4,338,032	0

Director Compensation
Fiscal Year Ended December 31, 2006

	Fees Earned or			Total
Name	Paid in Cash ($)	Stock Awards ($)*		($)

John F. Chlebowski	87,500	87,522	(1)	175,022
Lawrence S. Coben	0	160,055	(2)	160,055
Howard E. Cosgrove	142,500	142,500	(3)	285,000
Stephen L. Cropper	80,000	80,027	(4)	160,027
William E. Hantke	90,180	163,081	(5)	253,261
Paul W. Hobby	50,180 (6)	193,058	(6)	243,238
Maureen Miskovic	0	140,035	(7)	140,035
Anne C. Schaumburg	75,000	75,048	(8)	150,048
Herbert H. Tate	80,000	80,027	(9)	160,027
Thomas H. Weidemeyer	70,000	70,018	(10)	140,018
Walter R. Young	80,000	80,027		160,027

*	Reflects the grant date fair value of DSU’s awarded in 2006 determined in accordance with FAS 123R, the full amount of which is recorded as a compensation expense in the income statement for fiscal year 2006.

(1)	Mr. Chlebowski also is vested in 11,242 DSU’s payable upon his termination of service as a Board member.

(2)	Mr. Coben elected to receive the cash component of his compensation in DSU’s. Mr. Coben also is vested in 11,294 DSU’s payable upon his termination of service as a Board member and 613 DSU’s payable on January 1, 2007.

(3)	Mr. Cosgrove also is vested in 23,030 DSU’s, 20,020 of which are payable upon his termination of service as a Board member and 3,010 of which are payable in the year following his termination of service as a Board member.

(4)	Mr. Cropper also is vested in 7,729 DSU’s payable upon his termination of service as a Board member.

(5)	Mr. Hantke also is vested in 2,027 DSU’s payable in accordance with the following schedule: (i) 507 on March 1, 2007; (ii) 507 on March 1, 2008; (iii) 507 on March 31, 2009; and (iv) 506 on March 1, 2010.

(6)	Mr. Hobby elected to receive 50% of the cash component of his compensation in DSU’s. Mr. Hobby also is vested in 2,027 DSU’s payable on January 1, 2008.

(7)	Ms. Miskovic elected to receive the cash component of her compensation in DSU’s. Ms. Miskovic also is vested in 3,350 DSU’s payable upon her termination of service as a Board member.

(8)	Ms. Schaumburg also owns 3,817 DSU’s payable upon her termination of service as a Board member.

(9)	Mr. Tate also is vested in 4,387 DSU’s that will be payable in accordance with the following schedule: (i) 1,932 on January 1, 2007; (ii) 1,930 on January 1, 2008; and (iii) 525 on January 1, 2009.

(10)	Mr. Weidemeyer also is vested in 7,729 DSU’s payable upon his termination of service as a Board member.

Non-employee directors other than the Chairman, receive total annual compensation of $140,000 for their service as a Board member. Mr. Cosgrove, as Chairman, receives $285,000 in total annual compensation. Additional annual compensation is provided for certain Committee assignments and Chair responsibilities. As members of the Audit Committee, Mr. Hantke and Ms. Schaumburg receive an additional $10,000 per year and Mr. Chlebowski, the Chair of the Audit Committee, receives an additional $35,000 per year. The Chairs of Board Committees other than ad hoc committees and the Audit Committee, i.e., Mr. Coben (Compensation Committee), Mr. Young (Governance and Nominating Committee), Mr. Cropper (Commercial Operations and Oversight Committee) and Mr. Tate (Nuclear Oversight Subcommittee), receive an additional $20,000 per year. Mr. Crane, as an employee director, does not receive additional separate compensation for his Board service.

Unless otherwise elected by the director, directors receive 50 percent of their total annual compensation in the form of cash and the remaining 50 percent in the form of vested DSU’s. Each DSU is equivalent in value to one share of NRG’s Common Stock and represents the right to receive one such share of Common Stock payable at the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to the competitive assessment performed by Mercer on behalf of the NEO population, Mercer performed a similar review of Director compensation. Results of the review were shared with the Committee who made a recommendation to the full Board for final approval. Competitive pay levels are necessary in order for NRG to secure the desired Board-level talent necessary to provide short- and long-term strategic direction to the Company.

Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSU’s to Common Stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that two of the three members of the Audit Committee, John F. Chlebowski and William E. Hantke, meet the requirements of an “audit committee financial expert.” The Board has further determined that Anne C. Schaumburg meets the “financial literacy” requirements sets forth in the listing standards under the New York Stock Exchange.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for the fiscal year 2006, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with the Company’s management and has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee

John F. Chlebowski, Chair
William E. Hantke
Anne C. Schaumburg

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2005 and December 31, 2006.

	Year Ended
	December 31
	(In thousands)
	2006	2005

Audit Fees	$8,576	$6,916
Audit Related Fees	475	863
Tax Fees	1,184	1,597
All Other Fees	0	0

Total	$10,235	$9,376

Audit Fees

For 2006 and 2005 audit services, KPMG LLP billed us approximately $8,576,000 and $6,916,000, respectively, for the audit of our financial statements, which includes services performed related to the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements. In 2006, the fees also included audit services related to purchase accounting for the acquisitions of Texas Genco LLC on February 2, 2006 and West Coast Power on March 31, 2006. All of the work was performed by full-time, permanent employees of KPMG LLP.

Audit-Related Fees

Audit-related fees in 2006 primarily consist of fees incurred for financing transactions. In 2005, audit-related fees were incurred primarily for the audits of our benefit plans, consultations regarding the application of Generally Accepted Accounting Principles to proposed transactions and for accounting services related to financing transactions. For 2006 and 2005, audit-related fees billed to us by KPMG LLP totaled approximately $475,000 and $863,000, respectively.

Tax Fees

Tax fees relate to services provided for tax compliance, tax planning and advice on both domestic and international matters. In 2006, tax fees also were incurred in relation to purchase accounting for Texas Genco. For 2006 and 2005 tax services, KPMG LLP billed us approximately $1,184,000 and $1,597,000, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

The Company expects to hold its 2008 Annual Meeting of Stockholders on May 15, 2008. Accordingly, in order for a stockholder proposal to be considered for inclusion in NRG’s Proxy Statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal no later than November 15, 2007. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under NRG’s Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

Alternatively, stockholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s Proxy Statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for NRG’s 2008 Annual Meeting, our Corporate Secretary must receive the proposal no earlier than December 6, 2007 and no later than January 7, 2008. The proposal must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, NRG may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

NRG ENERGY, INC.
211 Carnegie Center, Princeton, NJ 08540
PROXY
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 25, 2007, 9:30 a.m. ET
Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2007.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint David Crane and Tanuja M. Dehne, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
PLEASE MARK, DATE, SIGN AND RETURN THIS
PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE
(Continued and to be signed on the reverse side)

NRG ENERGY, INC.
P.O. BOX 11293
NEW YORK, NY 10203-0293

ADDRESS CHANGE/COMMENTS
To change your address, please mark this box.	☐

To include comments, please mark this box.	☐

Please Sign, Date and Return	☒
the Proxy Card Promptly	Votes must be indicated
Using the Enclosed Envelope	(x) in Black or Blue ink.
The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Election of Directors

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐

Nominees:	01-David Crane, 02-Stephen L. Cropper, 03-Maureen Miskovic, 04-Thomas H. Weidemeyer
*To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below.

Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the Annual Meeting
This proxy when properly executed will be voted as directed or, if no direction is given, will be voted for each proposal.

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Date	Share Owner sign here	Co-Owner sign here